EXHIBIT 5.18

[Letterhead of Loyens & Loeff Avocats à la Cour]

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140

New Zealand

and the addresess listed in Schedule 1 of this legal opinion (the Opinion)

(the Addressees)

December 19, 2012

Dear Sirs,

Form F-4 Registration Statement (the Registration Statement) under the Securities Act of 1933 (the Act) – 5.750% senior secured notes due 2020 (the Notes)

1	Introduction

We have acted as Luxembourg counsel for (i) Reynolds Group Issuer (Luxembourg) S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 148.957 (Lux Issuer), (ii) Beverage Packaging Holdings (Luxembourg) I S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the RCS under number B 128.592 (BPH I), (iii) Beverage Packaging Holdings (Luxembourg) III S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the RCS under number B 128.135 (BPH III), (iv) Evergreen Packaging (Luxembourg) S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the RCS under number B 152662 (Evergreen), (v) Beverage Packaging Holdings (Luxembourg) IV S. à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the RCS under number B165.957 (BPH IV) and (vi) Beverage Packaging Holdings

(Luxembourg) V S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, in the process of registration with the RCS (BPH V and, together with Lux Issuer, BPH I, BPH III, Evergreen and BPH IV, the Companies and, individually, a Company) in connection with the entry by the Companies into the Transaction Documents (as defined below).

2	Scope of Inquiry

2.1	For the purpose of this Opinion, we have examined a copy of the documents listed as Schedule 2 of this Opinion (the Transaction Documents).

A reference to the Transaction Documents made in respect of a Company is a reference to such Transaction Documents to which such Company is a party.

2.2	We have also examined a copy of the corporate documents listed in Schedule 3 attached hereto.

3	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents;

3.2	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.3	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Transaction Documents (and any documents in connection therewith);

3.4	if the Notes are offered in Luxembourg they will be issued, offered, sold and purchased in the denomination indicated in, and in accordance with the provisions of, the Transaction Documents (in particular in accordance with the selling restrictions set forth in the prospectus contained in the Registration Statement (the Registration Statement Prospectus));

3.5	register(s) of the Notes will be maintained at the registered office of the Lux Issuer;

3.6	the Articles, the Management Resolutions and the Supervisory Resolutions are in full force and effect, have not been amended, rescinded, revoked or declared null and void since the dates referred in Schedule 3;

3.7	the information and statement contained in the Excerpts, the RCS Certificates, the Notary Certificate and the Officer Certificates is true and accurate at the date of this Opinion;

2/11

3.8	each of the parties to the Transaction Documents, other than the Companies (the Other Parties) (i) has a corporate existence and is a company duly incorporated and validly existing under the laws of the jurisdiction of its place of incorporation, registered office and place of central administration or effective management and (ii) has the capacity, power and authority to enter into and execute the Transaction Documents (and any documents in connection therewith) and to perform its obligations thereunder;

3.9	the due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than Luxembourg law) in connection with the execution and performance of the Transaction Documents (and any documents in connection therewith);

3.10	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on this Opinion;

3.11	all obligations of the Parties under the Transaction Documents are legal, valid, binding upon, and enforceable against the Parties as a matter of all relevant laws (other than Luxembourg law), and in particular, their expressed governing law (other than Luxembourg law);

3.12	all payments and transfers made by, on behalf of, or in favour of, the Companies are made at arm’s length;

3.13	the entry into and the performance by the Companies of the Transaction Documents and the assumption of the obligations under the Notes by Lux Issuer are in the corporate interest of the Companies and Lux Issuer;

3.14	each of the Parties entered into and will perform its obligations under the Transaction Documents in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory laws or regulations of any jurisdiction; and

3.15	the absence of any other arrangements or agreements between the Parties, which would modify or supersede the terms of the Transaction Documents.

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any matters not disclosed to us, we are of the following opinion:

4.1	Status

BPH III, Evergreen and BPH IV are private limited liability companies (sociétés à responsabilité limitée), duly incorporated and validly existing under the laws of Luxembourg for an unlimited duration.

3/11

BPH I, BPH V and Lux Issuer are public limited liability companies (sociétés anonymes), duly incorporated and validly existing under the laws of Luxembourg for an unlimited duration.

Based only on the RCS Certificates, no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies (other than BPH V) have been registered with the RCS as at December 18, 2012.

Based only on the Officer Certificate pertaining to BPH V, BPH V is not, on December 19, 2012, (i) subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) and (ii) in a state of cessation of payments (cessation de payments) and has not lost its commercial creditworthiness (ébranlement de credit).

4.2	Corporate power and authority

The Companies (i) have the corporate power and capacity to enter into, execute the Transaction Documents and to perform the obligations expressed to be assumed by them thereunder, (ii) have taken all corporate action necessary to authorise the execution and performance of the Transaction Documents and (iii) have duly executed the Transaction Documents.

4.3	No conflict with the Articles

The execution and performance by the Companies of the Transaction Documents do not result in any violation of the Articles.

4.4	Qualification to do business

It is not necessary, (i) in order to enable the Trustee or the Purchasers (as defined in the Transaction Documents) to enforce their rights under the Transaction Documents or (ii) by reason of the entry into, execution or performance of the Transaction Documents by the Trustee or the Purchasers, that the Trustee or the Purchasers be licensed or qualified to carry on business in Luxembourg.

5	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations by reasons of bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

4/11

5.2	We express no opinion whatsoever in respect of the enforceability of the Transaction Documents.

5.3	Powers of attorney, mandates (mandats) or appointments of agents may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite their being expressed to be irrevocable.

5.4	Our opinion that the Companies are validly existing is based on the Articles, the Excerpts, the Notary Certificate, the Officer Certificates and the RCS Certificates (which confirm in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies (other than BPH V) have been registered with the RCS). The Articles, the Excerpts, the Notary Certificate, the Officer Certificates and the RCS Certificates are, however, not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other Insolvency Proceedings commenced.

5.5	The fact that BPH V does not appear to have been registered with the RCS does not affect its existence, legal personality and capacity (save for the capacity to sue).The instrumenting Notary is legally required to register BPH V with the RCS.

5.6	Corporate documents may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto.

5.7	The registration of the Transaction Documents and the Notes (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the Transaction Documents and the Notes (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered. The Luxembourg courts or the official Luxembourg authority may require that the Transaction Documents and the Notes (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

5.8	We express no opinion as to tax laws or regulations or the tax consequences of the transactions contemplated by the Transaction Documents. No opinion is given as to whether the performance of the Transaction Documents (or any documents in connection therewith) would cause any debt/equity ratios possibly agreed with the Luxembourg tax authorities to be exceeded or as to the consequences thereof.

5/11

5.9	Except for the opinions expressed herein, no opinion is given in relation to the accuracy of any representation or warranty given by, or concerning, any of the Parties, or whether such Parties have complied with any covenant, undertaking, terms or conditions given by or binding upon them.

5.10	Luxembourg companies which issue debt securities or derivative instruments in order to finance the activities of their affiliated companies have to comply with the reporting obligations laid down in the Regulation of the “Banque Centrale du Luxembourg” 2011/No.8 of April 29, 2011.

6	Miscellaneous

6.1	This Opinion is as of this date and is given on the basis of the laws of Luxembourg in effect and as published, construed and applied by the Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application after the date of effectiveness of the Registration Statement. We express no opinion, nor do we imply any opinion, as to any laws other than the laws of Luxembourg.

6.2	This Opinion is strictly limited to the Transaction Documents and the matters expressly set forth therein. No other opinion is, or may be, implied or inferred therefrom.

6.3	Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

6.4	This Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any actions or claims in relation to it can be brought exclusively before the Luxembourg courts.

6.5	We understand that you will rely as to matters of Luxembourg law, as applicable, upon this Opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (Debevoise) will rely as to matters of Luxembourg law, as applicable, upon this Opinion in connection with an opinion to be rendered by it on the date hereof relating to the Companies. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Luxembourg law, as applicable, upon this Opinion.

6.6	We consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Registration Statement Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

6/11

Yours faithfully,

Loyens & Loeff,

Avocats à la Cour

/s/ Judith Raijmakers	/s/ Vassiliyan Zanev
Judith Raijmakers	Vassiliyan Zanev
Advocaat	Avocat à la Cour

7/11

SCHEDULE 1

List of Addressees

1.	Reynolds Group Holdings Limited

Level Nine

148 Quay Street

New Zealand Auckland 1140

2.	Reynolds Group Issuer Inc.

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101

Dover, Delaware 19904

3.	Reynolds Group Issuer LLC

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

4.	the Companies

8/11

SCHEDULE 2

List of Transaction Documents

Documents in respect of the Notes

1.	an executed copy of the senior secured notes indenture dated as of September 28, 2012, relating to the Notes among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Lux Issuer, certain Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch, as paying agent, and Wilmington Trust (London) Limited, as additional collateral agent (the Indenture);

2.	an executed copy of the first supplemental indenture to the Indenture dated as of November 7, 2012, governed by the laws of the State of New York, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Lux Issuer, BPH I, The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch as paying agent, Wilmington Trust (London) Limited as additional collateral agent and certain guarantors party thereto (the First Supplemental Indenture); and

3.	an executed copy of the second supplemental indenture to the Indenture dated as of December 14, 2012, governed by the laws of the State of New York, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Lux Issuer, BPH I, BPH V, The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch as paying agent, Wilmington Trust (London) Limited as additional collateral agent and certain guarantors party thereto (the Second Supplemental Indenture).

9/11

SCHEDULE 3

List of corporate documents

1.	the consolidated text of the articles of association of Lux Issuer, as amended for the last time on November 16, 2010, as drawn up by Maître Henri Hellinckx, Notary in Luxembourg (the Articles 1);

2.	the consolidated text of the articles of association of BPH I, as amended for the last time on July 25, 2007, as drawn up by Maître Joseph Elvinger, Notary in Luxembourg (the Articles 2);

3.	the consolidated text of the articles of association of BPH III, as amended for the last time on May 8, 2007, as drawn up by Maître Henri Hellinckx, Notary in Luxembourg (the Articles 3);

4.	the articles of association of Evergreen, as enacted in the notarial deed of incorporation dated April 15, 2010 drawn up by Maître Henri Hellinckx, Notary in Luxembourg (the Articles 4);

5.	the consolidated text of the articles of association of BPH IV, as enacted in the notarial deed dated October 30, 2012 drawn up by Maître Henri Hellinckx, Notary in Luxembourg (the Articles 5);

6.	the articles of association of BPH V, as enacted in the notarial deed of incorporation dated December 11, 2012, drawn up by Maître Henri Hellinckx, Notary in Luxembourg (the Articles 6 and, together with the Articles 1, the Articles 2, the Articles 3, the Articles 4 and the Articles 5, the Articles);

7.	the circular resolutions of the board of directors of Lux Issuer dated September 3, 2012 and December 13, 2012 (together the Management Resolutions 1);

8.	the circular resolutions of the board of management of BPH I dated September 3, 2012 and December 13, 2012 (together the Management Resolutions 2);

9.	the circular resolutions of the board of managers of BPH III dated September 24, 2012 (the Management Resolutions 3);

10.	the circular resolutions of the board of managers of Evergreen dated October 17, 2012 (the Management Resolutions 4);

11.	the circular resolutions of the board of managers of BPH IV dated October 17, 2012 (the Management Resolutions 5);

12.	the circular resolutions of the board of management of BPH V dated December 13, 2012 (the Management Resolutions 6 and, together with the Management Resolutions 1, the Management Resolutions 2, the Management Resolutions 3, the Management Resolutions 4 and the Management Resolutions 5, the Management Resolutions);

10/11

13.	the circular resolutions of the supervisory board of BPH I dated September 3, 2012 and December 13, 2012 (together the Supervisory Resolutions 1);

14.	the circular resolutions of the supervisory board of BPH V dated December 13, 2012 (the Supervisory Resolutions 2 and, together with the Supervisory Resolutions 1, the Supervisory Resolutions);

15.	a certificate delivered by Maître Henri Hellinckx, Notary in Luxembourg, in respect of BPH V dated December 19, 2012 (the Notary Certificate);

16.	officer certificates pertaining to each of the Companies dated December 19, 2012 (the Officer Certificates);

17.	the excerpts pertaining to the Companies (other than BPH V) delivered by the RCS, dated December 19, 2012 (the Excerpts); and

18.	the certificates of absence of judicial decisions (certificats de non-inscription d’une décision judiciaire) pertaining to the Companies (other than BPH V), delivered by the RCS, dated December 19, 2012 with respect to the situation of the Companies (other than BPH V) as at December 18, 2012 (the RCS Certificates).

11/11